THOMAS & PERKINS

August 1, 1998


Mr. Frank Keery, CEO
Titan Motorcycle Company of America, Inc.
2222 West Peoria Avenue
Phoenix, AZ 85029

Dear Frank:

This letter will set forth the agreement reached between Titan Motorcycle Company of America, Inc., (hereafter "Company") and Thomas & Perkins, Inc. (hereafter "Agency") referring to advertising, public relations, and marketing communications counsel to be provided by Agency to Company subject to the following terms and conditions:

1. This agreement shall be effective beginning August 1, 1998. It may be canceled by either party upon sixty (60) days advance written notice to the other.

2. During the term of this Agreement and up to six months after its cancellation, Agency agrees it will not perform services for any other provider or manufacturer of motorcycles nor accept as a client any party requesting services that would or could be in conflict with the interests and objectives of the services to be provided to Company in the Company's sole discretion without Company's prior written consent.

3. Company considers all data, knowledge and other information regarding Company (collectively the "Information"), which is submitted or transferred to the Agency, to be confidential, proprietary, and/or trade secret information of the Company. Such Information and material shall be the sole and exclusive property of the originating party. Agency agrees to take every precaution to safeguard and treat the Information as confidential, proprietary, and/or trade secret: and further agrees that it will not disclose, publish or reveal (collectively, "Disclosure") any of the Information received from the Company to any other party whatsoever, except with the specific prior written consent of the Company. Notwithstanding the foregoing, it shall not be a breach of this paragraph to provide any such information or material upon lawful court order, provided the other party has been given such prior notice as is reasonable and an opportunity to object to disclosure. Agency agrees that it will not reproduce or make use of, either directly or indirectly, any of the information which is received or has been received by the Company, other than for the purpose for which such Information has been disclosed, except with the specific prior written consent of the Company. Agency agrees to return all such information to Company upon request by the Company or termination of this Agreement.
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4.   The following  advertising services shall he made available to the Company.
     Company shall utilize said services at its sole discretion.

     a.   Development   and   effectuation  of  advertising   and/or   promotion
          strategies and plans.

     b.   Development of advertising conceptual theme and concept.

     c. Development of graphics including logo, ad design & layout, signage and other items related to an advertising campaign which are approved by Company and in accordance with Company's graphic standards.

     d. Developing of media plans/strategies, researching respective budgets and other related costs to the execution of those plans.

     e.   Development and effectuation of an advertising campaign or program.

     f. Development of a brochure system, direct mail program and collateral communications media to facilitate marketing Company and its products or services.

     g.   Development of homepage communications to be placed on the Internet.

5. The following marketing communications/public relations services shall be made available to the Company. Company shall utilize said services at its sole discretion.

     a. Development and effectuation of a public relations and marketing communications program as agreed upon by the parties.

     b. Development of a brochure system, direct mail program and collateral communications media to help market Company.

     c. Providing counsel to Company on other aspects of its public relations, sales promotions and marketing communications program.

     d. Researching budgets on collateral media and other aspects of the public relations and marketing communications program.

     e. Directing research-related activities for measurement of opinions, attitudes and perceptions.

6. Unless otherwise agreed by the parties in writing, the following Agency compensation and charges shall be applicable:

     a. A monthly fee of $6,000 for account management services, traffic services, media services, account planning, creative services which include conceptual development, copyrighting, art direction, creative direction, pre-press, print production management, and broadcast producer services.

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
          i. Should the scope of the relationship change and require more or less agency hours than currently planned and approved by Company or Company's ability to allocate more resources to marketing, then adjustments to the monthly fee structure will be mutually agreed upon by both parties and incorporated.

          ii. For the sake of establishing value, the Agency's average hourly rate is discounted by twenty-five percent (25%) to a rate of $70 for Company. Company will receive well in excess of the few hours accounted for under the above monthly fee.

          iii. Agency compensation may be exchanged for shares of restricted common stock of the Company. The Agency will bill the Company on monthly basis. The per share price of the shares will be determined by each calendar quarter average trading price discounted by fifteen (15%) percent. To determine the number of shares to be issued, the amount of fees billed for the quarter is divided by the determined price er share. For example, if the fees for the quarter were $20,000 and the average trading price of the Company's share was $10.00 per share, the 15% discount is then applied to the average price per share for the quarter and would equal $8.50. The fee of $20,000 is divided by $8.50 to determine the number of shares to be issued which would equal, in this example, 2353 shares. Fractional shares will be rounded up to the next whole share.

               The Company reserves the right to pay due compensation in cash as opposed to stock at its sole discretion.

     b. Net expenses incurred by Agency on behalf of Company which include, but are not limited to: communications (long distance telephone and postage); transportation and other travel expenses, including mileage; and messenger service.

     c. All outside expenses incurred by Agency for Company will be billed at actual cost, unless otherwise agreed upon by both parties.

     d. All media placement charges are billed at NET. There is no media mark-up.

     e. All photocopies (black and white and color), special "comp" materials, and computer access and storage (Syquest disks) charges.

7. All creative services work developed for the Company by the Agency must be authorized by a signed cost estimate provided by the Agency. Should the scope or direction of the project change, the Company will receive a

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
     revised cost estimate for its approval before the Agency proceeds with work. The Company will also receive various weekly reports which shall be hand-delivered or sent by electronic media detailing current activity in which the Agency is engaged on behalf of the Company. The reports may note action the Agency is taking on behalf of the Company. The Agency will not proceed with the noted action until notified by the Company to do so.

8. All materials prepared by Agency for Company will be shown to and approved by Company prior to Agency's release, printing, media insertions or external release. Agency shall not be responsible for any errors in materials approved by Company.

9. Company shall defend, indemnify and hold Agency harmless from and against and all claims, demands, Suits and/or judgments including all reasonable costs, expenses, and attorneys' fees based upon or arising out of Agency's and/or Company's use of any information or material supplied to Agency by company which ultimately is claimed or proven, and which was known by Company, to be in violation of any federal, state, or local law, regulation or order; or which violates the copyright or proprietary rights of a third party; or which is claimed or proven to contain matter that is libelous or scandalous; or invades any person's right to privacy, publicity, or other personal right. Company also agrees to reimburse Agency for all attorneys' and expert witness fees and expenses incurred in defending against or investigating any such claim including any such fees or expenses on appeal, but Company shall have no liability for such fees and expenses if it accepts the defense of Agency within ten days of the lender. The Agency agrees to indemnify the Company for all claims against the Company arising out of the Agency's conduct related to this Agreement. Nothing herein shall be construed to release Agency from responsibility for any loss, damage, injury or liability arising from failure to perform services furnished under this agreement according to ordinary advertising and public relations business standards.

10. In the event of cancellation of this agreement by either party, all fees, charges, and expenses billable, billed and incurred by Agency shall be paid immediately by Company.

11. Company and Agency intend that all property rights to any and all materials, text, documents, booklets, manuals, references, guides, brochures, advertisements, music, sketches, drawings, photographs, specifications, data, and any other recorded information created by Agency and paid for by Company pursuant to this Agreement, in preliminary and final forms and on any media whatsoever (collectively, the "Materials"), shall belong to Company. To the extent permitted by the U.S. Copyright Act, 17 USC ss. 101 ET SEQ., the Materials are a work-made-for-hire, and all ownership of copyright in the Materials shall vest in Company at the time the Materials are created. To the extent that the Materials are not a work-made-for-hire, Agency hereby sells, assigns and transfers all right, title and interest in and to the Materials to Company, including the right to secure copyright and other intellectual property rights throughout the world and to have and to hold such copyright and other intellectual property rights in perpetuity. As an exception, original artwork or photographs, contracted outside the Agency, that have not been initially negotiated (at the time of their creation) by Agency on behalf of Company for full copyright privileges and ownership of the Company, shall remain the exclusive property of their creators.

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
12. It is agreed the Company will pay the Agency for services rendered within thirty (30) days of receiving Agency's invoice. The Agency will bill the Company for its media placement in the month that it is placed, which traditionally occurs prior to the Agency receiving actual invoices from the various media vendors with whom it placed media with on behalf of the Company. This practice is done to facilitate timely payment to media vendors to ensure the Agency's ability to appropriately leverage effective placement and rates in serving the Company's objectives. It is also acknowledged that the Agency will not pay vendors it has contracted for work in behalf of the Company until the Company has paid the Agency (per section  13).  A finance  charge  equal in amount to 12%  annually  will be charged each month by Agency on any unpaid balance due on invoices submitted by Agency to Company which exceed forty-five (45) days from the date of invoice. As security for any sum due on programs, projects or plans undertaken by the Agency for the Company, Agency shall have the right to retain possession of all advertising/marketing communications-related materials of Company currently within the possession of the Agency until the dispute is mutually resolved by both parties. Should a dispute occur, the Company will, in writing, inform the Agency of its concern. The Company will not be obligated to pay related invoices until the parties have mutually resolved the dispute.

13. SEQUENTIAL LIABILITY: Company acknowledges that, in placing its advertising with various media, the Agency will contract with such media on the basis of "sequential liability" pursuant to which the Agency shall be solely liable for payment to the extent that proceeds have cleared to the Agency from the Company as advertiser for advertising published or broadcast in accordance with the media contract. As advertiser, the Company will remain solely liable for sums owing but not cleared to the Agency in respect of such advertising. Accordingly, the Company hereby authorizes and agrees that the Agency may contract with media on its behalf on the basis of sequential liability, and that it will be solely liable to media and respect to payments for such space or time to the extent such payments have not cleared the Agency. To the foregoing extent, the Agency will act as agent for the Company as disclosed principal in entering into contracts with media, and a copy of this paragraph may be presented to media and/or other third parties as evidence of the Agency's authority to act in such capacity for such purposes.

14. If it becomes necessary for either party to commence any action or proceeding against the other party in order to enforce the provisions hereof, or to recover damages as a result of a breach of any of the provisions hereof the prevailing party shall be entitled to recover all reasonable costs incurred in connection therewith including reasonable attorney's fees.

15. This agreement shall be interpreted and construed in accordance with the laws of the State of Arizona.

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
16. Any notice, demand or communication under or in connection with this agreement which either party desires or is required to give to the other, shall be deemed delivered when deposited in the United States mail first class postage prepaid, or when personally served upon the other party.

17. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successor and assigns. Neither party shall have a right to assign its rights or obligations under this agreement without the prior written consent of the other. This agreement contains the entire understanding of the parties with respect to the subject matter herein contained. The parties may, from time to time during this agreement, modify, vary, or alter any of the provisions of this agreement by a writing executed by both parties.

18. Agency agrees to maintain accurate and satisfactory records and books in accordance with sound accounting principles. Said books and records shall present fairly all costs and expenses utilized either directly or indirectly in computing any charges to the Company under this agreement. Upon thirty (30) days' written notice. Agency shall allow the Company's auditors access to the records and books to determine whether the Agency is in compliance with the provisions of this agreement. The records and books will be made available during the term of the agreement, and for a period of twenty four (24) months thereafter.

19. Agency warrants and agrees that it will do the following throughout the term of this Agreement:

     a. Comply with all applicable laws, rules and regulations, whether federal, state or local, including without limitation, the federal and any state Occupational Safety and Health Act and worker's compensation acts.

     b. Pay all business, payroll, property, income and other taxes due upon or in connection with the operation of its independent business.

     c. Provide any and all insurance coverage necessary to protect its independent business and Company from all applicable risks, including but not limited to (i) workers' compensation coverage, (ii) unemployment insurance coverage, (iii) automobile insurance and (iv) comprehensive general liability insurance.

     d. Refrain from doing anything which would tend to discredit, dishonor, reflect adversely upon or in any way injure the good name or business of Company.

20. In the event of any one or more of the following events, Company shall be deemed to be in default under this agreement and Company shall be obligated to pay Agency any and all fees, damages, expenses, and losses actually incurred by Agency as a result of such default:

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
     a.   Company's  failure to pay bills  submitted to it by Agency after sixty
          (60) days from the date said bills are received by Company;

     b. Upon Company's breach of any of the other terms and conditions of this agreement; or

     c.   Upon the bankruptcy or insolvency of Company.

21. The individuals who sign this agreement on behalf of the respective parties hereby represent and warrant that they have the right, power, legal capacity and appropriate corporate authority to enter this agreement on behalf of the corporation for which they sign below, if any.

If the foregoing accurately sets forth your understanding of our agreement, kindly indicate your approval by signing and dating the duplicate original of this letter and return it to me. This letter is for your files.

     Sincerely,

     THOMAS & PERKINS, INC.

                                        Approved and accepted:

     /s/ [illegible]                    By /s/ Francis S. Keery
     -------------------------------       -------------------------------
     Title: President                   Title: CEO
     Date: 8/7/98                       Date: August 31, 1998

                              Addendum to Contract
                       Original Agreement - August 1, 1998
                    Titan Motorcycle Company of America, Inc.

Web site development or electronic media development services include development, launch and maintenance of electronic media, including but not limited to Internet web sites, marketing CD-ROMs, kiosks, intranets, extranets, custom software, floppy presentation mailers, virtual reality tours, simulated product, demonstrations, data base design and building, three dimensional renderings and animation.

In connection with the Agency's web site development for the Company, all non-compiled program code, scripts, and run-time code developed by the Agency, including but not limited to javascript, Pen code, Python ".py" code, databases (but not database engines), and HTML code that reside in the Company's root web Site directory (the "Root Directory Code"), to the extent owned by the Agency, shall remain the Agency's property. Upon final payment of all development fees and the reimbursement of all costs associated therewith, the Root Directory Code shall become jointly owned by the Agency and the Company. Each owner shall have the right to use, reuse and modify the Root Directory Code at their own discretion, provided, however, the Company may not transfer or assign its rights in and to the Root Directory Code, or any part thereof, without the prior, written consent of the Agency, which consent may be withheld in the Agency's discretion. The Agency may reuse the formatting and design elements inherent in the Root Directory Code and any other code developed for the Company at its discretion, but may not use any of the Company's copyrighted or proprietary material which may be contained within the Root Directory Code, without the prior, written consent of the Company, which consent may be withheld in the Company's discretion. Notwithstanding anything to the contrary set forth herein or elsewhere, all software used in web site development residing outside of the Company's root web site directory, including but not limited to database engines, server software and third party software, to the extent owned by the Agency, shall remain the sole property of the Agency and nothing herein shall be construed to convey or create any rights therein to the Company.

As another exception, in connection with the Agency's development of software for the Company other than in connection with web site development for the Company, all source code for compiled programs, including but not limited to Macromedia Shockwave, Macromedia Flash, Macromedia Director, Python ".pyc" flies and Java shall remain the property of the Agency. Upon final payment of all development fees and the reimbursement of all costs associated therewith, Agency hereby grants to the Company an irrevocable license to use, reuse and modify all compiled flies created by the Agency for the Company, at the Company's discretion. This license shall be strictly construed so as not to transfer any other rights other than those specifically described herein, and shall not be transferable without the prior, written consent of the Agency, which consent may be withheld in the Agency's discretion.

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
     Thomas & Perkins, Inc.,            Approved and accepted by:

     By______________________________   By______________________________

     Title:__________________________   Title:__________________________

     Date:___________________________   Date:___________________________

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